Exhibit 99.1

Media Contact:

Marne Oberg

Analysts International Corporation

(952) 838-2867

Analysts International Corporation Appoints 25-Year Industry Veteran

as Head of Client Services

MINNEAPOLIS – September 3, 2009 – Analysts International Corporation (AIC) (Nasdaq: ANLY), an information technology services company, today announced the addition of James D. Anderson, as its Senior Vice President of Client Services Operations. In this new role, Anderson will be responsible for all aspects of client service, leading a team of close to 1,000 IT professionals across the U.S.

Anderson will oversee the operations of AIC’s practices, recruiting and technology partner programs and will be responsible for productizing the company’s service offerings. Anderson will work alongside AIC’s sales team to improve its client relationships by focusing on providing high quality services tailored to meet the specific needs of its clients.

Anderson most recently served as a Partner with Element Consulting Group, an enterprise solutions professional services firm. Prior to Element, Anderson was Executive Vice President of Professional Services at Lawson Software where he was responsible for managing a professional services operation that represented 1,700 employees in 40 countries and $350 million in annual revenue. Before joining Lawson, he held a variety of senior leadership positions in professional services operations for companies such as Intentia, PeopleSoft and J.D. Edwards. Anderson also spent eight years as a consultant at Andersen Consulting.

“We are very fortunate to have someone with Jim’s talent and experience to lead our client services team,” said Elmer Baldwin, President and CEO. “With more than two decades of experience in IT professional services, Jim knows this business inside and out. He brings a strong blend of leadership and operational experience to this new role and will be instrumental in building both our IT staffing and solutions businesses.”

“I am very pleased to join AIC and to have the opportunity to help take this company to the next level,” said Anderson. “AIC has a solid reputation for helping clients advance their business by delivering proven IT solutions for more than 40 years. I look forward to building on that strong foundation and deepening our relationships with enterprises across the U.S.”

Anderson is based in Minneapolis. He holds a degree in industrial engineering from North Dakota State University.

About Analysts International Corporation

Analysts International Corporation (AIC) (Nasdaq: ANLY) is an information technology services company that is focused on providing configured solutions for its clients. We proudly serve a broad portfolio of clients throughout the United States with technology staffing, collaboration solutions, platform solutions, project and application solutions and managed services offerings. For more information, visit us online at www.analysts.com.

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